EXHIBIT 10(b)

[United Rentals, Inc. Letterhead]

July 2, 2007

Michael J. Kneeland

320 Stamford Avenue

Stamford, CT 06902

Dear Michael:

As you know, United Rentals, Inc. (the “Company”), acting through the Compensation Committee of its Board of Directors (the “Committee”), has agreed to provide you with the retention benefit described below.

1. Eligibility for Retention Benefit. Provided you remain continuously employed by the Company until the Closing Date of the Change of Control, you shall become entitled to receive the Retention Benefit (as defined below).

2. Amount of Retention Benefit. The amount of Retention Benefit shall be determined by the Committee in its sole discretion, subject to a specified maximum of $350,000, and subject to applicable withholdings. At a date on or prior to the Closing Date, the Committee shall determine the amount and payment details of the Retention Benefit, if any.

3. Definitions. For purposes of this Agreement, the “Closing Date” shall be the date a Change of Control occurs. A “Change of Control” shall be deemed to have occurred if: (i) Any “person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Act”)) directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by then outstanding voting securities of the Company, or (ii) there shall be consummated a merger of the Company, the sale or disposition by the Company of all or substantially all of its assets within a 12-month period, or any other business combination of the Company with any other corporation, but not including any merger or business combination of the Company with any other corporation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or business combination. The term “persons” is defined in Section 13(d) of the Act, except that the term “person” shall not include (1) any person or an Affiliate of such person who as of the date of this Agreement owns 10% or more of the total voting power represented by the outstanding voting securities of the Company; and (2) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation which is owned directly or indirectly by the stockholders of the Company in substantially the same percentage as their ownership in the Company. An “Affiliate” of a person is a person that controls, is controlled by, or is under common control with such person

4. Breach . You understand and agree that the Retention Benefit constitutes additional consideration for, and is contingent upon, your continued observance of any obligations in your Employment Agreement. Accordingly, if the Company reasonably determines on or prior to the Closing Date that you have breached any such obligations or terminates your employment for Cause, the Company shall be entitled, in addition to its other common law and statutory remedies, to withhold any Retention Benefit payments.

5. Modification. No changes, modifications or amendments may be made to this Agreement without the written approval of both you and the Committee.

6. Other Benefit Provisions. The Retention Benefit is intended to be in addition to any other benefits you may currently be entitled to, whether under your Employment Agreement or otherwise, and in no way shall be interpreted as reducing or taking away any benefits you are legally entitled to receive.

7. Interpretation. This Agreement shall be interpreted and enforced pursuant to the laws of the State of Delaware. Prior to the Closing Date, the Committee shall be empowered to make all determinations or interpretations contemplated under this Agreement, which determinations and interpretations shall, if made in good faith, be binding and conclusive on you and the Company. All disputes shall be resolved (and after the Closing Date, all determinations or interpretations shall be made) by binding arbitration as provided in your Employment Agreement.

Please indicate your agreement to the foregoing by executing this Agreement where indicated below.

United Rentals, Inc.

By:	/s/ Craig A. Pintoff
Craig A. Pintoff
Title:	VP – Human Resources

Agreed and acknowledged as of this 2 day of July, 2007.

/s/ Michael J. Kneeland
Michael J. Kneeland

2